Exhibit 10.5
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 14, 2011, is entered into by and between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (“RCPC” and, together with its parent Revlon, Inc. and its subsidiaries, the “Company”), and Robert K. Kretzman (the “Executive”).
     Whereas RCPC wishes to continue to employ the Executive, and the Executive wishes to accept continued employment with the Company, on the terms and conditions set forth in this Agreement.
     Now, therefore, RCPC and the Executive hereby agree as follows:
          Employment, Duties and Acceptance.
          1.1 Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1) to render exclusive and full-time services to the Company as chief administrative officer and the executive responsible to oversee world-wide legal affairs, human resources, licensing, security and real estate and facilities of Revlon, Inc. and its subsidiaries, and to perform such other duties consistent therewith as may be assigned to the Executive from time to time. The Executive’s title shall be Executive Vice President and Chief Administrative Officer, or such other title of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive. The Executive shall be a member of the Operating Committee or such other committee of the Company’s most senior executives as may succeed the Operating Committee from time to time and report to the President and Chief Executive Officer of Revlon, Inc. or his designee.
          1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.
          1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of RCPC in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.
     2. Term of Employment; Certain Post-Term Benefits.
          2.1 The Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the date hereof (the “Effective Date”) and shall end on such date as is provided pursuant to Section 2.2.
          2.2 End-of-Term Provisions. At any time during the Term, RCPC shall have the right to give written notice of non-extension of the Term. In the event RCPC gives such notice of non-extension, the Term automatically shall end on the second anniversary of the date on which

RCPC give such notice. The giving of such notice shall not be deemed to be a breach of this Agreement by RCPC for purposes of Section 4.4. During any period that the Executive’s employment shall continue following expiration of the Term, the Executive shall be eligible for severance on terms and subject to the conditions of the Revlon Executive Severance Pay Plan as in effect from time to time, or such plan or plans, if any, as may succeed it; provided that the Executive shall receive terms no less favorable than those of the Revlon Executive Severance Policy as in effect on January 1, 2002 (the “Executive Severance Plan”); and further provided that in no event shall the severance and benefit continuation be less than 24 months, upon the Executive’s compliance with the terms thereof, and the Executive shall be deemed to be an employee at will.
          2.3 Special Curtailment. The Term shall end earlier than the date provided in Section 2.2, if sooner terminated pursuant to Section 4.
     3. Compensation; Benefits.
          3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, RCPC agrees to pay the Executive during the Term a base salary, payable in bi-weekly arrears, at the annual rate of not less than that currently in effect on the Effective Date (the “Base Salary”). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. The Executive will be considered for merit increases in connection with the Executive’s performance evaluations, which are performed in accordance with the Company’s salary administration policies and procedures. In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement and shall not thereafter be decreased.
          3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall be eligible to receive a maximum annual bonus with respect to each year during the Term equal to 100% of Base Salary at the rate or rates in effect during the year for which bonus is earned, with a target bonus equal to 75% of Base Salary, based upon achievement of objectives set annually. Notwithstanding the foregoing, if the Executive’s employment shall end pursuant to Section 4.2 or 4.4 at any time during the Term, the Executive’s bonus with respect to the calendar year in which the termination occurs shall be an amount equal to the bonus that would have been payable to the Executive with respect to such year if the Executive had remained employed to the date for payment of bonuses under such Plan, multiplied by a fraction of which the numerator is the number of days of the Term during such year and the denominator is 365. Notwithstanding anything herein or contained in the Bonus Plan to the contrary, in the event that the Executive’s employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive shall be entitled to receive the Executive’s bonus (if not already paid) with respect to the year immediately preceding the year of termination (if bonuses with respect to such year are payable to other executives based upon achievement of bonus objectives and not based upon discretionary amounts which may be paid to other executives despite non-achievement of bonus objectives) as and when such bonuses would otherwise be payable to executives under the Bonus Plan, despite the fact that Executive may not be actively employed on such date of payment.

               3.3 Stock Awards; Long-Term Incentive Awards. During the Term, the Executive shall be considered for recommendation to the Compensation Committee or other committee of the Board (the “Compensation Committee”) administering the Third Amended and Restated Revlon, Inc. Stock Plan (or any plan that may replace it) and/or any other long-term incentive compensation plan of the Company as from time to time in effect, for awards of stock options, restricted shares or other long-term incentive awards, at levels and on terms consistent with the Company’s long-term incentive compensation programs and policies as in effect from time to time commensurate with his position as Executive Vice President and Chief Administrative Officer of the Company. If the Company shall terminate the Executive’s employment without Cause pursuant to Section 4.4 or if the Executive shall terminate his employment pursuant to Section 4.4 or retire, each option award held by the Executive (collectively, the “Option Awards”), each restricted share award held by the Executive (collectively, the “Restricted Share Awards” and, together with the Option Awards, the “Equity Awards”) and each Long-Term Incentive Award, shall (x) in the case of each of the Option Awards, (A) continue to vest in accordance with its terms as if the Executive’s employment had not been terminated or he had not retired and he had remained employed with the Company and (B) remain exercisable until the later of (i) one year after such Option Award becomes 100% fully vested and exercisable or (ii) 18 months following the Executive’s termination of employment or retirement with the Company, but in no event beyond the original option term of each such award and (y) in the case of each of the Restricted Share Awards and each of the previously earned Long-Term Incentive Awards covering any performance period completed on or prior to termination or retirement, continue to vest and be paid as if the Executive’s employment had not been terminated or he had not retired and as if he had remained employed with the Company on the vesting or payment date, as the case may be.
               3.4 Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with the Revlon Travel and Entertainment Policy as in effect from time to time, or such policy or policies, if any, as may succeed it.
               3.5 Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods in accordance with the vacation policy of the Company as in effect from time to time, but not less than the Executive’s current entitlement of four weeks.
               3.6 Fringe Benefits.
               (i) During the Term, the Executive shall be entitled to continue to participate in those qualified and non-qualified defined benefit, defined contribution, insurance, medical (including the Revlon Executive Supplemental Medical Plan), dental, disability and other benefit plans and programs of the Company as from time to time in effect (or their successors) in which the Executive participated on the date hereof and in such other plans and programs and in such perquisites as may be made available to senior executives of the Company of the Executive’s level generally. In addition, during the Term the Company shall provide to the Executive an automobile of a class appropriate to the Executive’s grade from time to time (but in any event equivalent to the automobile provided on the date of this Agreement) without cost to the Executive, including all operating costs thereof, insurance, maintenance and parking, and the Executive shall be entitled to reimbursement for tax preparation and financial counseling services and health club membership with annual maximums at least comparable to those in effect on the date of this Agreement.
               (ii) During the Term, RCPC shall provide the Executive, at no cost to the Executive, with additional life insurance (in excess of the basic life insurance of two times Executive’s Base Salary provided to employees at no cost) of two times Executive’s Base Salary. Notwithstanding any limitations in the qualified and/or non-qualified defined benefit pension plans in which the Executive participates, the Executive shall be entitled to receive a defined pension benefit under such plans at age 60 as if the Executive had elected to receive his pension benefit at age 65 (that is, without reduction by reason of electing to receive benefits at age 60). In consideration of RCPC’s covenants hereunder, the Executive shall, and does hereby, waive participation in any profit sharing plan of the Company. Upon the retirement of the Executive, he shall be entitled to receive, whether from RCPC or the defined pension benefit plans in which the Executive currently participates, an aggregate monthly retirement benefit equal to the amount calculated using the formulae of such plans as in effect on July 29, 2009 notwithstanding any amendment to such plans which may become effective after such date, with the various annuity options available under such plans, and giving effect to the Executive’s years of credited service and compensation through his retirement date.
     4. Termination.
               4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder except pursuant to life insurance and qualified and non-qualified pension benefits provided under Section 3.6.
               4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive’s services hereunder for (i) a period of six consecutive months or (ii) shorter periods aggregating six months during any twelve month period, RCPC may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder except as provided in Section 3.6 and except that the Executive shall be entitled to receive until the first to occur of (x) the Executive ceasing to be disabled or (y) the Executive attaining age 65, continued coverage for the Executive under the life insurance provided under Section 3.6 and continued medical and dental coverage (including the executive medical plan) for the Executive and his immediate family to the extent permitted by such plans and to the extent such benefits are provided to the Company’s actively employed senior executives generally.
               4.3 Cause. RCPC may at any time by written notice to the Executive terminate the Term for “Cause” and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except for accrued, but unpaid, salary as of such date and as required by law. As used herein the term “Cause” shall mean gross neglect by the Executive of the Executive’s duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its affiliates, willful misconduct by the Executive in connection with the performance of the Executive’s duties hereunder or other material breach by the Executive of this Agreement or any breach of the Revlon Code of Business Conduct or the Employee Agreement as to Confidentiality and Non-Competition.
          4.4 Company Breach; Other Termination. The Executive shall be entitled to terminate the Term and the Executive’s employment upon 60 days’ prior written notice in the event that (i) RCPC materially breaches any of its obligations hereunder, (ii) a material adverse change in the position, title or reporting structure of the Executive, or (iii) a relocation of Revlon, Inc.’s headquarters outside the New York metropolitan area or the relocation of the Executive’s principal place of employment to any location other than such headquarters, provided the Company shall fail to cure any such event described in (i), (ii) or (iii) within 30 days after such notice; or that at any time prior to a Change of Control, the Compensation Committee (or other appropriate Committee) of the Board of Directors of Revlon, Inc. shall fail to grant awards pursuant to Section 3.3. In addition, RCPC shall be entitled to terminate the Term and the Executive’s employment at any time and without prior notice otherwise than pursuant to the provisions of Section 4.3. In consideration of the Executive’s covenant in Section 5.2, upon termination under this Section 4.4 by the Executive, or in the event RCPC so terminates the Term pursuant to this Section 4.4, RCPC agrees, and the Company’s sole obligation arising from such termination (except as otherwise provided in Section 3.6) shall be for RCPC either
               (i) to make the payment in lieu of bonus prescribed by Section 3.2 and to continue payments in lieu of Base Salary in the amounts prescribed by Section 3.1 and continue the Executive’s participation in the group life insurance and in the medical, dental and other perquisites of the Company in which the Executive was entitled to participate pursuant to Section 3.6 (in each case less amounts required by law to be withheld) through the date on which the Term would have expired pursuant to Section 2.2, if RCPC had given notice of non-extension of the Term on or as promptly as permitted by Section 2.2 after the date of termination of employment, provided that such benefit continuation is subject to the terms of such plans, provided further that such group life insurance continuation is subject to a limit of two years pursuant to the terms thereof, provided further that the Executive shall cease to be covered by medical and/or dental plans of the Company at such time as the Executive becomes covered by like plans of another company, and provided finally that the Executive shall, as a condition, execute such release, confidentiality, non-competition and other covenants as would be required in order for the Executive to receive payments and benefits under the Policy referred to in clause (ii) below, or
               (ii) to make the payments and provide the benefits prescribed by the Executive Severance Plan upon the Executive’s compliance with the terms thereof, provided that in no event shall the severance period be less than 24 months.
The Company shall provide the greater of the payments and other benefits described under clauses (i) and (ii) of this Section 4.4; provided, however, if the provision of any benefits described above would trigger a tax under Section 409A, the Company shall instead promptly pay to the Executive in a cash lump sum payment an amount equal to the value (based on the then-current cost to the Company) of such benefits. Any compensation earned by the Executive from other employment or a consultancy shall reduce the payments required pursuant to clause (i) above or shall be governed by the terms of the Executive Severance Plan as modified by the foregoing in the case of clause (ii) above.
          4.5 Litigation Expenses. If RCPC and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by RCPC or the Executive, then if and to the extent that a final judgment in such action, suit or proceeding is rendered in favor of the Executive, RCPC shall reimburse the Executive for all expenses (including reasonable attorneys’ fees) incurred by the Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.
          4.6 Internal Revenue Code Section 409A. Section 409A of the Code (as defined below) and/or its related rules and regulations (“Section 409A”), imposes additional taxes and interest on compensation or benefits deferred under certain “nonqualified deferred compensation plans” (as defined under the Code). These plans may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. The Company reserves the right to provide compensation or benefits under any such plan in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings, and the Executive agrees to cooperate with the Company in such actions. Specifically, and without limitation of the previous sentence, if the Executive is a “specified employee,” as such term is defined under Section 409A (generally one of the Company’s top 50 highest paid officers), to the extent required under Section 409A, the Company will not make any payments to the Executive under this Agreement upon a “separation of service,” as such term is defined under Section 409A, until six months after the Executive’s date of separation from service or, if earlier, the date of the Executive’s death. Upon expiration of the six-month period, or, if earlier, the date of the Executive’s death, the Company shall make a payment to the Executive (or his beneficiary or estate, if applicable) equal to the sum of all payments that would have been paid to the Executive from the date of separation from service had the Executive not been a “specified employee” through the end of the six month period, and thereafter the Company will make all the payments at the times specified in this Agreement or applicable policy as the case may be. In addition, the Company and the Executive agree that, for purposes of this Agreement, termination of employment (or any variation thereof) will satisfy all of the requirements of “separation from service” as defined under Section 409A. For purposes of this Agreement, the right to a series of installment payments, such as salary continuation or severance payments, shall be treated as the right to a series of separate payments and shall not be treated as a right to a single payment. For purposes of this Agreement, the term “Code” shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

     5. Protection of Confidential Information; Non-Competition.
               5.1 The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company has given and will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and plans which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:
               5.1.1 except as required in the course of lawfully performing the Executive’s duties provided for in Section 1.1, not at any time, whether during or after the Executive’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company’s or its affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive’s employment and any termination of the Executive’s employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or over the internet. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company.
               5.1.2 to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, including, without limitation, computer disks or data (including data retained on any computer), and any home office equipment or computers purchased or provided by Revlon or other materials.

               5.2 In consideration of RCPC’s covenant in Section 4.4, the Executive agrees (i) in all respects fully to comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition (the “Non-Competition Agreement”), whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full, and (ii) in the event that the Executive shall terminate the Executive’s employment otherwise than as provided in Section 4.4, the Executive shall comply with the restrictions set forth in paragraph 9(e) of the Non-Competition Agreement through the earliest date on which the Term would have expired pursuant to Section 2.2 if RCPC had given notice of non-extension of the Term on the date of termination of employment, subject only to the Company continuing to make payments equal to the Executive’s Base Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d) thereof or any other provision of the Non-Competition Agreement.
               5.3 If the Executive commits a breach of any of the provisions of Sections 5.1 or 5.2 hereof, RCPC shall have the following rights and remedies:
               5.3.1 the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans,
               5.3.2 the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Sections 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity), and
               5.3.3 the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.
               5.4 If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
               5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

          5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect RCPC’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.
          5.7 Any termination of the Term or the Executive’s employment shall have no effect on the continuing operation of this Section 5.
     6. Inventions and Patents.
          6.1 The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.
          6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.
          6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.
     7. Intellectual Property.
     Notwithstanding and without limitation of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.
     8. Revlon Code of Business Conduct.
     In consideration of the Company’s execution of this Agreement, the Executive agrees in all respects to fully comply with the terms of the Revlon Code of Business Conduct, annexed at Schedule A, whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full.
     9. Indemnification.
     Subject to the terms, conditions and limitations of its by-laws and applicable Delaware law, RCPC will defend and indemnify the Executive to the fullest extent permissible under its by-laws and applicable law against all costs, charges and expenses, including, without limitation, the advancement of legal fees and expenses to, or on behalf of, the Executive, incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. In addition, at all times during the Term and for any claims asserted after the Term, the Executive shall be covered by Revlon, Inc.’s and RCPC’s directors and officer’s liability insurance policy to the same extent as the other senior most executives and directors of Revlon, Inc. and RCPC.
     10. Notices.
     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
     If to the Company, to:
Revlon Consumer Products Corporation
237 Park Avenue
New York, New York 10017
Attention: President and Chief Executive Officer
     If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

     11. General.
          11.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York.
          11.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          11.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
          11.4 This Agreement shall be binding on the parties hereto and their successors and permitted assignees. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.
          11.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
          11.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     12. Subsidiaries and Affiliates. As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

     13. Change of Control.
          13.1 Change of Control Payments and Benefits.
               (a) Extension of Term. In the event of any Change of Control, as defined on Schedule B, the Term of the Executive’s Agreement shall be automatically extended for 24 months from the effective date (the “COC Effective Date”) of any such Change of Control (the “Extended Term”).
               (b) Benefit Continuation; Bonus and Salary Payment. If during the Extended Term, the Executive terminates the Term of his employment for “COC Good Reason” (as defined below in subclause (b)(iii)) or if the Company terminates the Term of the Executive’s employment other than for “Cause” (as defined in Section 4.3 of the Agreement):
               (i) to the extent available under applicable law and the Company’s benefit programs, the Company shall provide, for a period of two years from such termination date, all fringe benefits then provided to the Executive, including, without limitation, qualified and non-qualified defined benefit, defined contribution, insurance, medical, dental, disability, automobile, financial planning, tax preparation and other benefit plans and programs of the Company as from time to time in effect (or their successors) in which the Executive participated on the COC Effective Date. To the extent that such benefits are not or cease being available under applicable law or the Company’s benefit programs, or such benefits would trigger a tax under Section 409A, the Company shall immediately pay to the Executive in a cash lump sum payment an amount equal to the value (based on the then current cost to the Company) of such benefits (or the remaining eligible portion thereof, as the case may be) and shall have no further obligation to continue to provide the benefits under this Section;
               (ii) the Company shall immediately pay to the Executive in a cash lump sum payment two times the sum of (A) the greater of the Executive’s Base Salary in effect on (1) the COC Effective Date or (2) such termination date plus (B) the average amount of the gross bonus amounts earned by the Executive over the five calendar years preceding such termination.
               (iii) “COC Good Reason” means, for purposes of this subclause (b) only (and not for any other purpose or reason under this Agreement): (A) a material adverse change in the Executive’s job responsibilities; (B) any reduction in the Executive’s Base Salary; (C) any reduction in the Executive’s annual bonus opportunity; (D) any reduction in the Executive’s aggregate value of benefits; or (E) the Executive’s being required by the Company to relocate beyond a 50 mile radius of the Executive’s then current residence.
               (iv) the Executive shall have no duty to mitigate by seeking other employment or otherwise and no compensation earned by the Executive from other employment, a consultancy or otherwise shall reduce any payments provided for under this Section 13.1.

               (c) Equity Compensation. In the event of any Change of Control, all then unvested stock options and restricted shares held by the Executive shall immediately vest and be fully exercisable and all restrictions shall lapse.
               (d) Governing Provision. In the event of any conflict between this Section 13 of the Agreement and any other section or provision of the Agreement, the section which provides the Executive with most favored treatment in the event of a Change of Control shall govern and prevail.
          13.2 Section 280G.
               (a) If the aggregate of all amounts and benefits due to the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates, which, if received by the Executive in full, would constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “Change of Control Benefits”), reduced by all Federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive, after all such applicable taxes, if the Executive received aggregate Change of Control Benefits equal to an amount which is $1.00 less than three times the Executive’s “base amount,” as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company’s consent (which consent shall not be unreasonably withheld): first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits; and fourth, a reduction in any other “parachute payments.” If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.
               (b) It is possible that after the determinations and selections made pursuant to Section 13.2(a) above the Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 13.2(a) above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If there is an Excess Payment, the Executive shall promptly repay the Company an amount consistent with this Section 13.2. If there is an Underpayment, the Company shall pay the Executive an amount consistent with this Section 13.2.
               (c) The determinations with respect to this Section 13.2 shall be made by an independent auditor (the “Auditor”) compensated by the Company. The Auditor shall be the Company’s regular independent auditor, unless the Executive objects to the use of that firm, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company and approved by the Executive (which approval shall not be unreasonably withheld or delayed).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION
By:	/s/ Alan T. Ennis
Alan T. Ennis
President and Chief Executive Officer

/s/ Robert K. Kretzman
Robert K. Kretzman

SCHEDULE A
REVLON CODE OF BUSINESS CONDUCT

SCHEDULE B
A “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i) any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);
(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;
(iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity’s Voting Stock, and the Permitted Holders “beneficially own” (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or
(iv) a “Change of Control” shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation so long as such 8 5/8% Senior Subordinated Notes Due 2008 or Subordinated Obligations are outstanding.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns

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all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Company” means Revlon, Inc. together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation.
“8 5/8% Senior Subordinated Notes Due 2008” means Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefor.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Permitted Holders” means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Preferred Stock,” as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.
“Subordinated Obligations” has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation’s 9 1/2% Senior Notes due 2011.
“Voting Stock” means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.

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